EXHIBIT 10.2
                            2007 AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This 2007 Amended and Restated Employment Agreement (the "Agreement") is made as of February 6, 2007, effective as of March 1, 2007, by and between LTC PROPERTIES, INC., a corporation organized under the laws of the State of Maryland ("LTC" or the "Company"), and ANDRE C. DIMITRIADIS ("Executive"), and amends and restates the Employment Agreement dated July 1, 1992, by and between LTC and Executive (the "Prior Employment Agreement"), as amended, effective as of July 1, 1998.


         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                  1. Effective Date, Appointment, Title and Duties. The effective date of this Agreement is March 1, 2007 ("Effective Date"). LTC hereby accepts the resignation of Executive from his position of Chief Executive Officer and hereby employs Executive to serve as its Executive Chairman of the Board, subject to the terms hereof. In such capacity, Executive shall report to the Board of Directors of the Company, and shall have such duties, powers and responsibilities as are customarily assigned to the Executive Chairman of the Board of a publicly-held corporation. In addition, Executive shall have such other duties and responsibilities as the Board of Directors may reasonably assign him, with his consent, including serving with the consent or at the request of the Company on the board of directors of affiliated corporations, provided that such duties are commensurate with and customary for a senior executive officer bearing Executive's experience, qualifications, title and position.


                  2. Term of Agreement. The initial term of this Agreement shall be for a four (4) year period, commencing on the Effective Date and ending February 28, 2011. Unless the employment hereunder shall have been terminated in accordance with the provisions hereof, the term of this Agreement shall be extended beyond February 28, 2011 such that at each and every moment of time hereafter the remaining term shall not be less than four (4) years. For purposes of this Agreement, a resignation by Executive which is for "Good Reason," as described in Section 5 below shall not constitute a termination of this Agreement.


                  3. Acceptance of Position. Executive accepts the position of Executive Chairman of the Board of LTC, and agrees that during the term of this Agreement he will faithfully perform his duties. Executive will devote approximately two full business days per week to the business and affairs of LTC. During the term of his employment by LTC, Executive will not engage, for his own account or for the account of any other person or entity, in a business which competes with LTC. It is acknowledged and agreed that Executive may serve as an officer and/or director of companies in which LTC owns voting or non-voting stock. In addition, it is acknowledged and agreed that Executive may, from time to time, serve as a member of the board of directors of other companies without the consent of LTC, provided that Executive will disclose such other board memberships to the LTC board of directors. Any compensation or remuneration which Executive receives in consideration of his service on the board of directors of other companies or for other non-competitive activities outside of his service hereunder shall be the sole and exclusive property of Executive, and LTC shall have no right or entitlement at any time to any such compensation or remuneration.


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                  4. Salary and Benefits. During the term of this Agreement:

                     (a) LTC shall pay to Executive a base salary at an annual rate of not less than Two Hundred Forty Thousand Dollars ($240,000) per annum, paid in approximately equal installments at intervals based on any reasonable Company policy. LTC agrees from time to time to consider increases in such base salary in the discretion of the Board of Directors. Any increase, once granted, shall automatically amend this Agreement to provide that thereafter Executive's base salary shall not be less than the annual amount to which base salary has been increased.

                     (b) During the term hereof, Executive shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs which LTC makes available to any of its senior executives from time to time.

                     (c) Health Insurance Benefits. LTC shall provide to Executive and his two daughters LTC health insurance benefits, of a type and nature no less favorable to Executive than the health insurance benefits made available by LTC to Executive and to LTC's other senior executives at the time of the execution of this Agreement, for so long as Executive is employed hereunder and for the lifetime of the Executive, provided that the Company may terminate such health insurance for Executive's two daughters at such time as they attain the age of twenty-two (22) years. The benefits described in the preceding sentence shall be referred to herein as Executive's "Health Insurance Benefits".

                         (i) In the event LTC ceases to offer health insurance
coverage to its senior executives or LTC elects in its sole discretion to discontinue providing Executive with Executive's Health Insurance Benefits, LTC shall have the option (a) at the Company's expense, to purchase health insurance coverage no less favorable to Executive than Executive's Health Insurance Benefits, or (b) terminate all further Health Insurance Benefits to Executive and in lieu thereof make a one time payment of Two Hundred Fifty Thousand Dollars ($250,000) to Executive (a "Health Insurance Buyout").

                         (ii) In order to effect a Health Insurance Buyout, LTC
shall give no less than sixty (60) days' prior written notice to Executive that LTC has elected to terminate Executive's Health Insurance Benefits. Such notice shall not be effective nor shall it relieve LTC of its obligations under this
Section 4(c) unless it is accompanied by payment in full of the aforesaid Two Hundred Fifty Thousand Dollars ($250,000).

                         (iii) Executive's rights to the benefits set forth in
this Section 4(c) and the subsections of this Section 4(c) shall survive any termination or expiration of this Agreement and the termination of Executive's employment, regardless of whether such termination is by the Executive or by the Company and regardless of whether such termination is for any or no reason or with or without Good Reason or Cause.


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                     (d) Executive shall be eligible to participate in any LTC
incentive stock option or bonus plan offered by LTC to its senior Executives, subject to the terms thereof and the discretion of the Board of Directors.

                     (e) Executive shall be entitled to reasonable vacation time, not less than four (4) weeks per year, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to and non-objection by the Compensation Committee of the Board of Directors or, if there is no Compensation Committee, the Board of Directors.

                     (f) The Company and Executive are parties to Restricted Stock Agreements dated March 12, 1999 and December 7, 2005 between the Company and Executive (the "RS Agreements). As set forth in the RS Agreements, Executive has previously been awarded certain restricted stock awards (the "Prior RSA's") under the LTC Properties, Inc. Amended and Restated 1992 Stock Option Plan, as amended on December 2, 1995 and the LTC Properties, Inc. 2004 Restricted Stock Plan. As of the execution of this Agreement, an aggregate of fifty-four thousand nine hundred sixty (54,960) shares of the Prior RSA's remain subject to certain restrictions, which restrictions lapse, among other things, with the passage of time. The RS Agreements are hereby deemed modified and amended as of the Effective Date to provide that (i) no prior existing schedule for the lapsing of such restrictions shall have any further force and effect, and (ii) all restrictions applicable to such shares shall lapse only and immediately upon any termination of Executive's employment by any party, for any reason, regardless of whether such termination of employment is with or without Cause and regardless of whether such termination of employment is with or without Good Reason.


         5. Certain Terms Defined. For purposes of this Agreement:


            (a) Executive shall be deemed to be "disabled" if a physical or mental condition shall occur and persist which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties of Executive Chairman of the Board of LTC for a period of sixty (60) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of time, rendering Executive unable to return to his duties.


            (b) A termination of Executive's employment by LTC shall be deemed for "Cause" if, and only if, it is based upon (i) conviction of a felony; (ii) material disloyalty to the Company such as embezzlement, misappropriation of corporate assets or, except as provided in Section 3 of this Agreement, breach of Executive's agreement not to engage in business for another enterprise of the type engaged in by the Company; or (iii) the engaging in unethical or illegal behavior which is of a public nature, brings LTC into disrepute, and results in material damage to the Company. The Company shall have the right to suspend Executive, with pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried. Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred.


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            (c) A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with "Good Reason" if it is based upon
(i) a diminution in Executive's title (except as permitted in Section 6(d) of this Agreement), duties, or salary; (ii) a material reduction in benefits; (iii) a direction by the Board of Directors that Executive report to any person or group other than the Board of Directors, or (iv) a geographic relocation of Executive's place of work a distance of more than fifty (50) miles from LTC's offices located 31365 Oak Crest Drive, Suite 200, Westlake Village, CA 91361. Executive's statement that a resignation was based upon one of the events stated in this section shall be conclusive and binding for purposes of this Agreement if the resignation occurs within twelve (12) months following the event.


            (d) "Affiliate" means the Company's successors, any Person whose actions result in a Change in Control or any corporation affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Company within the meaning of Section 1504 of the Code.


            (e) "Base Salary" means, as of any date of termination of employment, the highest base salary of Executive in the then current fiscal year or otherwise in effect at any time subsequent to the Effective Date.


            (f) "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.


            (g) A "Change in Control" occurs if:


                (i) any Person or related group of Persons (other than Executive and his Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or


                (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty-six and two-thirds percent (66-(2)/3%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or


                (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or


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                (iv) a majority of the members of the Board of Directors of the
Company cease to be Continuing Directors.


            (h) "Code" means the Internal Revenue Code of 1986, as amended.


            (i) "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.


            (j) "Exchange Act" means the Exchange Act of 1934, as amended.


            (k) "Person" is given the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that unless this Agreement provides to the contrary, the term shall not include the entity, any trustee or other fiduciary holding securities under an employee benefit plan of the entity, or any corporation owned, directly or indirectly, by the stockholders of the entity in substantially the same proportions as their ownership of stock of the entity.


            (l) "Related Person" means any immediate family member (spouse, partner, parent, sibling or child whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.


         6. Certain Benefits Upon Termination. Executive's employment shall be terminated upon the earlier of (i) the voluntary resignation of Executive with or without Good Reason; (ii) Executive's death or permanent disability, or (iii) upon the termination of Executive's employment by LTC for any reason at any time. In the event of such termination, the below provisions of this Section 6 shall apply, and, in the event of a Change in Control, whether or not Executive's employment is terminated thereby, Section 6(e) shall apply.

           (a) If Executive's employment by LTC is terminated by LTC at any time without Cause, or if Executive terminates his employment for Good Reason, unless the termination is due to a Change of Control and all required payments are made to Executive thereunder, the Provisions of Section 6(e) shall remain in full force and effect until the earlier of (i) a Change of Control and all required payments to Executive thereunder, and (ii) four (4) years from the effective date of termination.

           (b) If Executive voluntarily terminates his employment without Good Reason, (i) LTC shall have no obligation to pay Executive any salary other than accrued and unpaid salary and accrued vacation pay; (ii) Executive will no longer be subject to any Change of Control provision; and, (iii) Executive's Health Insurance Benefits as set forth in Section 4(c) of this Agreement shall survive such termination, and the restrictions on Executive's Prior RSA's shall lapse as set forth in Section 4(f) of this Agreement.

           (c) If Executive's employment by LTC terminates for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without Good Reason, or (iii) a Change in Control of the Company, then LTC shall pay Executive a lump sum severance payment equal to four times his Base Salary; provided that if employment terminates by reason of Executive's death or disability, then such salary shall be paid only to the extent the Company has available "key man" life, disability or similar insurance relating to the death or disability of Executive.


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           (d) In the event the Company nominates Executive to a proposed slate of Directors and recommends his election, but Executive is not elected, the terms and provisions of this Agreement shall remain in full force and effect; provided, however, Executive's position and title shall be changed to Senior Advisor/Consultant to the Chief Executive Officer, but there shall be no reduction in his compensation or benefits.

           (e) Upon a Change in Control of the Company, whether or not Executive's employment is terminated thereby, (i) LTC shall pay Executive a lump sum severance payment in cash equal to Five Million Dollars ($5,000,000), (ii) all stock options shall automatically become exercisable, Executive's employment shall be terminated, and as provided in Section 4(f) hereof, restrictions on all Prior RSA's shall automatically lapse concurrently upon such termination; provided, however, Executive's Health Care Benefits and the Health Insurance Buyout Right under Section 4 shall remain in full force and effect and shall survive such termination.

           (f) COBRA. If Executive's employment by LTC terminates for any reason, except for LTC's termination of Executive's employment for Cause or a voluntary resignation by Executive without a Good Reason, LTC shall offer to Executive the opportunity to participate in all Company-provided medical and dental plans to the extent Executive elects and remains eligible for coverage under COBRA for a maximum period of eighteen (18) months at Company expense to the extent the benefits thereunder are not duplicative of Executive's Health Insurance Benefits; provided, however, in the event Executive's employment by LTC terminates upon a Change in Control of the Company, then Executive shall not be given the opportunity to participate in any of such medical and dental plans except to the extent required by law and except as required in accordance with Executive's Health Insurance Benefits. The provisions of this Section 6(f) are intended to specify Executive's rights under COBRA and are not intended to limit or reduce Executive's Health Insurance Benefits.

           (g) In the event that Executive's employment terminates by reason of his death, all benefits provided in this Section 6 shall be paid to his estate or as his executor shall direct, but payment may be deferred until Executive's executor or personal representative has been appointed and qualified pursuant to the laws in effect in Executive's jurisdiction of residence at the time of his death; provided, however, Executive's Health Insurance Benefits as they relate to his daughters shall remain in full force and effect until Executive's daughters attain the age of 22 years.

           (h) LTC shall make all payments pursuant to the foregoing subsections
(a) through (g) concurrently with the date of termination of Executive's employment or consummation of a Change in Control of the Company, as applicable.


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           (i) LTC shall have no liability under this Section 6 if Executive's employment pursuant to this Agreement is terminated by LTC for Cause or by Executive without a Good Reason; provided, however, that if Executive's employment pursuant to this Agreement is terminated by LTC for Cause or by Executive without a Good Reason at any time after a Change of Control which did not result in Executive's employment being terminated, such post-Change of Control termination by LTC for Cause or by Executive without a Good Reason shall not affect in any way Executive's Health Insurance Benefits or the Health Insurance Buyout Right, the one time severance payment described in Paragraph 6(e), above or any other rights, benefits or entitlements to which Executive may be entitled as a result of such Change of Control.

           (j) Gross-Up.


               (i) If it shall be determined that any payment, distribution or benefit received or to be received by Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or an Affiliate (as defined above) ("Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment) in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 6(j), shall be equal to the Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payments made by the Company or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.


               (ii) All determinations required to be made under this Section 6(j), including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 6(j)(i) above, shall be made by the Company's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days after the Company makes any Payments to Executive. Such determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor and, if Executive's tax advisor does not agree with such determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make such determination. All reasonable fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 6(j), shall be paid by the Company to Executive within five days after the receipt of such determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.


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               (iii) As a result of the uncertainty in the application of
Subsection 4999 of the Code at the time of the initial determination hereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in
Section 6(j)(i) above shall be promptly paid by the Company to or for the benefit of Executive. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).


         7. [Intentionally Omitted.]


         8. Indemnification. LTC shall indemnify Executive and hold him harmless from and against all claims, losses, damages, expense or liabilities (including expenses of defense and settlement) based upon or in any way arising from or connected with his employment by LTC, to the maximum extent permitted by law. To the fullest extent permitted by law, LTC shall advance to Executive all expenses necessary in connection with the defense of any action or claim which is brought if indemnification cannot be determined to be available prior to the conclusion of such action or the investigation of such claim. The provisions of this
Section 8 shall survive any termination or expiration of this Agreement. LTS shall investigate in good faith the availability and cost of directors' and officers' insurance and shall include Executive as an insured in any directors' and officers' insurance policy it maintains.


         9. Attorney Fees. In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees.


         10. Notices. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by certified or registered mail to such party at its address set forth below its signature hereto, or at such other address as may be designated by such party in a notice to the other party. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received.


         11. Construction. In construing this Agreement, above, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning or effect shall be given to the captions of the sections in this Agreement, which are inserted for convenience of reference only without limitation to the foregoing. Without limitation to the foregoing, nothing in this Agreement is intended to violate the Sarbanes-Oxley Act of 2002, and to the extent that any provision of this Agreement would constitute such a violation, such provision shall be modified to the extent required by such Act, or, to the extent such provision cannot be so modified and is found to be invalid or unenforceable, the remaining terms and provisions shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.


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                  Notwithstanding any other provision of the Agreement, to the extent that (i) any amount paid pursuant to the Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986 (the "Code") and (ii) the Executive is a "specified employee" pursuant to Section 409A(2)(B) of the Code, then such payments shall be made on the date which is six (6) months after the date of the Executive's separation from service. In connection with the payment of any obligation that is delayed pursuant to this Rider, the Company shall establish an irrevocable trust to hold funds to be used for payment of such obligations. Upon the date that such amount would otherwise be payable, the Company shall deposit into such irrevocable trust an amount equal to the obligation. However, notwithstanding the establishment of the irrevocable trust, the Company's obligations under the Agreement upon the Executive's termination of employment shall constitute a general, unsecured obligation of the Company and any amount payable to the Executive shall be paid solely out of the Company's general assets, and the Executive shall have no right to any specific assets of the Company. The funds, if any, contained or contributed to the irrevocable trust shall remain available for the claims of the Company's general creditors.


         12. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.


         13. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the internal laws of the State of California as at the time in effect.


         14. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements (including the Prior Employment Agreement) and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof.


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                  IN WITNESS WHEREOF, this Agreement has been executed on the date set forth below, to be effective as of the date specified in the first paragraph of this Agreement.


                                               LTC PROPERTIES, INC.,
                                               a Maryland Corporation


Dated Signed:     February 6, 2007             By:   /s/Wendy Simpson
              ----------------------              ------------------------------
                                                     Chief Executive Officer

Address:
                                               By:   /s/ Timothy Triche
------------------------------------              ------------------------------
                                                     Chairman of Compensation
------------------------------------                 Committee

------------------------------------

                                               Executive:



Date Signed: February 6, 2007                         /s/ Andre Dimitriadis
            -----------------------               ------------------------------
                                                  Andre C. Dimitriadis

Address:


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